September 6, 2013

Woodgate Energy Corporation

2500 Tanglewilde Suite 260

Houston, Texas 77063

To the Board of Directors of Woodgate Energy Corporation:

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Registrant dated September 6, 2013. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Anton & Chia, LLP